Exhibit 99.1

W. WARD CAREY ELECTED TO THE NOCOPI TECHNOLOGIES, INC. BOARD OF DIRECTORS.

WEST CONSHOHOCKEN, PA, January 27, 2010, PR Newswire. Today, Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a company dedicated to providing solutions for product counterfeiting, diversion and creative ink technologies for national and international clients is pleased to announce the election of W. Ward Carey to its Board of Directors.

“Ward brings to our Board forty-five years of diverse experience on Wall Street and a wide range of expertise, including corporate finance and corporate development,” said Dr. Feinstein. “His experience with both large and small companies will be invaluable to Nocopi as we plan for the future growth of our existing specialty and security products and services plus our new product development activities.”

During his forty-five years on Wall Street, Mr. Carey held various management positions, most significantly Chairman and Chief Executive Officer of Tucker Anthony. He sold Tucker Anthony to John Hancock in 1981.

Nocopi Technologies, Inc., a well-known company for the past fifteen years is in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products. Additionally, it develops and markets specialty reactive inks for the educational and toy market.

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.